EXHIBIT 99.1


                    [UNIVERSAL AMERICAN FINANCIAL CORP. LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------

                   UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
                   ------------------------------------------
                          RECORD FOURTH QUARTER RESULTS
                          -----------------------------


           Rye Brook, NY - February 19, 2004 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") today announced record results for the fourth quarter and year ended December 31, 2003.

           FOURTH QUARTER 2003
           -------------------

o    Net income increased 19% to $13.1 million, or $.23 per diluted share;

o    Pre-tax income increased 36% to $20.5 million; and

o    Return on equity was 17.5%.

           FULL YEAR 2003
           --------------

o    Net income increased 43% to $43.1 million, or $.78 per diluted share;

o    Pre-tax income increased 51% to $66.5 million; and

o    Return on equity was 15.3%.

           FOURTH QUARTER 2003 COMPARED TO FOURTH QUARTER 2002

           Universal American reported net income of $13.1 million for the fourth quarter of 2003, an increase of 19% over the $11.0 million for the fourth quarter of 2002. We earned $.23 per diluted share, an increase of 15% compared to $.20 per diluted share in the fourth quarter of 2002.

                    Net income for the fourth quarter of 2003 included:

     o after tax realized investment gains of $.1 million, or $.00 per diluted share.

     Net income for the fourth quarter of 2002 included:

     o after tax realized investment gains of $0.7 million, or $.01 per diluted share; and

     o a benefit of $1.6 million from the release of a portion of a tax valuation reserve that added $.03 per diluted share.

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
           Direct and assumed premiums for the fourth quarter of 2003 increased 26% to $192.0 million, compared to the fourth quarter of 2002. Net premiums for the fourth quarter increased 82% to 127.6 million, compared to the fourth quarter of 2002.

                    FULL YEAR 2003 COMPARED TO FULL YEAR 2002

           Universal American reported net income of $43.1 million for the full year 2003, an increase of 43% over the $30.1 million for 2002. We earned $.78 per diluted share, a 39% increase over the $.56 per share in 2002.

                         Net income for 2003 included:

          o after tax realized investment gains of $1.3 million, or $.02 per diluted share; and

          o a charge of $1.8 million, or $.02 per diluted share after tax, relating to the expensing of unamortized deferred fees on the loan that was repaid in order to finance the Pyramid acquisition.

                Net income for 2002 included:

          o after tax realized investment losses of $3.3 million, or $.06 per diluted share; and

          o a benefit from the release of a portion of a tax valuation reserve that added $.03 per diluted share.

           Direct and assumed premiums for the full year 2003 increased 23% to $727.5 million, compared to the full year 2002. Net premiums for the full year increased 68% to $447.0 million, compared to 2002.

                     BALANCE SHEET DATA

           Shareholders' equity as of December 31, 2003 was $345.7 million, or $6.41 per common share, compared to $286.8 million, or $5.42 per common share on December 31, 2002. Excluding the effect of FAS 115 which includes the net unrealized appreciation of the Company's investment portfolio, shareholders' equity was $305.9 million and fully diluted book value per common share was $5.55, a 16% increase over December 31, 2002. Since 1998, fully diluted book value per share, excluding the effect of FAS 115, has grown at a compounded rate of 17%. (see discussion of non-GAAP financial measures on page 9 of this press release).

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
           During 2003, total assets grew 27% to approximately $1.8 billion, largely as a result of the assets acquired in the Pyramid acquisition.

                     MANAGEMENT COMMENTS

           Richard Barasch, chairman and CEO of Universal American, commented, "Our outstanding results for the fourth quarter capped a terrific year for our company. Our strategy for many years has been to grow steadily from operations and to use our transaction capabilities opportunistically to augment our growth. In 2003, our transaction activity was particularly successful, highlighted by the acquisition and integration of Pyramid Life. This activity, in addition to our solid organic growth, led to record revenues and earnings in all segments of our business. For the full year 2003, we wrote $131 million of new business; in the fourth quarter, after we integrated the new distribution forces that we acquired earlier in the year, we wrote $37.6 million of new business, 36% higher than in the comparable period in 2002. After taking into account our reduced use of reinsurance, our new net retained business for the year 2003 was 42% higher than 2002. We continue to be optimistic about our ability to sustain our target internal growth rate, and we will continue to seek attractive acquisition opportunities.

           We began 2004 with a strong balance sheet and several available sources of cash flow that we believe will enable us to support our continued growth. We were particularly pleased with the increase in our return on equity to just over 17.5% for the fourth quarter and 15.3% for the full year.

                     SENIOR MARKET BROKERAGE

           "Our Senior Market Brokerage segment had an outstanding quarter and full year. Revenues rose by 57% to $70.5 million as compared to the fourth quarter of 2002 and profits increased by 64% to $5.8 million. These increases resulted from higher retention of new business and the recapture of a sizable in force block of Medicare supplement business that had been previously reinsured. These factors all helped offset the anticipated slowdown in new Medicare Supplement sales. For the full year 2003, revenues rose by 52% to $251.3 million and profits increased to $17.7 million.


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
           "The increase in profitability was also driven by improvement in our Medicare Supplement loss ratios. In the fourth quarter, our loss ratio in this line of business was 62.2%, compared to 65.3% in the fourth quarter of 2002. For the full year, our loss ratio in this line of business decreased to 67.6% from 69.1% in 2002.

           "Further, our effort to increase our sales of life insurance to balance our health insurance was quite successful in 2003, largely due to the acquisition of the Guarantee Reserve Life field force. This activity began on July 1, 2003, and we wrote over $15.2 million of new life business, of which we retained half.

                     CAREER AGENCY

           "The Career Agency division continued its excellent performance bolstered by the Pyramid acquisition which was completed in March 2003. With the addition of Pyramid, revenues increased 86% to $73.6 million and profits increased 38% to $14.0 million compared to the fourth quarter of 2002. Total new sales of $43.5 million, including the $19.8 million of business written by Pyramid since our acquisition, increased by 67% over the same period last year. For the full year, revenues increased 62% to $257.7 million and profits increased 39% to $46.4 million compared to 2002.

           "The Canadian career operation continued its steady contribution to the Career Agency segment, as total revenues for the year 2003 increased by 14% and profits increased by 16% over 2002, helped in part by the increase in value of the Canadian dollar.

           "We completed the integration of the operations of Pyramid into our existing facilities as scheduled in January 2004. The acquisition of Pyramid was accretive in 2003, even taking into account the transition costs, and we expect to see even more benefit in 2004 as a result of increased administrative savings."

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
                     ADMINISTRATIVE SERVICES

           "CHCS Services, one of the country's leading senior market third-party administrators, continued its important contribution to the profitability and cash flow of our company. Revenues for the fourth quarter 2003 approximated those of the fourth quarter of 2002, however, operating income increased 42% to $2.9 million. Revenues for the full year 2003 increased 12% to $48.5 million and operating income increased 44% to $11.0 million, compared to 2002. Earnings before taxes, depreciation and amortization for the fourth quarter of 2003 increased 24% to $3.5 million, compared to the fourth quarter of 2002 and totaled $13.1 million for the full year 2003. The pipeline for new business continues to be active, from both internal and external sources, and we expect to see continued growth in this segment.


                     INVESTMENT PORTFOLIO

           "Our investment portfolio, which now totals approximately $1.3 billion, is in very sound shape with over 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of the end of the fourth quarter, our bonds were worth $59 million more than our cost.

                     CAPITALIZATION

           "The capital markets have recognized our growing strength and we have been able to finance our growth on increasingly more favorable terms. In March 2003, we replaced our prior debt with a larger bank facility at a lower interest rate that not only helped us fund the Pyramid acquisition, but also gave us a larger revolving credit facility. During the year, we also issued three Trust Preferred Securities that enabled us to replace a portion of the bank debt with thirty year non-amortizing financing that is given substantial equity treatment by the rating agencies, without diluting the equity of our shareholders. We now have $38 million of amortizing debt, down from $65 million at the closing of Pyramid."

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
CONFERENCE CALL

           Universal American will host a conference call at 10 am Eastern Time on Friday, February 20, 2004 to discuss the fourth quarter results and other corporate developments. Interested parties may participate in the call by dialing 973-582-2866. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be webcast live over the Internet and can be accessed at Universal American's website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 60 days.



           Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. This supplemental financial data can be accessed at www.uafc.com (under the heading "Investor Relations; Financial Reports").


                     ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

           Universal American Financial Corp. offers a portfolio of life and supplemental health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. Universal American is included in the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.



           Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2003 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in Universal American's SEC reports.



                               (Tables to follow)



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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                                       THREE MONTHS ENDED                           YEAR ENDED
                                                                          DECEMBER 31,                      DECEMBER 31,
CONSOLIDATED OPERATING RESULTS                                      2003             2002              2003             2002
------------------------------                                      ----             ----              ----             ----
                                                                          (UNAUDITED)

Direct and assumed premiums                                        $  192.0         $  151.9          $  727.5         $  591.8
                                                                   =========        =========         =========        =========


Net premiums and policyholder fees                                 $  127.6         $   70.2          $  447.0         $  266.6
Net investment income                                                  16.2             14.2              61.1             57.7
Other income                                                            2.9              3.2              12.6             12.3
Realized gains and losses                                               0.2              1.1               2.1             (5.1)
                                                                   ---------        ---------         ---------        ---------
      Total revenue                                                   146.9             88.7             522.8            331.5
                                                                   ---------        ---------         ---------        ---------

Policyholder benefits                                                  85.4             45.8             306.6            181.4
Interest credited to policyholders                                      3.8              2.9              14.9             11.0
Change in deferred acquisition costs                                  (16.7)            (7.9)            (51.1)           (27.9)
Amortization of present value of future profits and
      goodwill                                                          0.8              0.4               3.0              1.6
 Commissions and general expenses, net of
       allowances                                                      53.1             32.4             181.1            121.5
 Early extinguishment of debt                                             -                -               1.8                -
                                                                   ---------        ---------         ---------        ---------
      Total benefits and expenses                                     126.4             73.6             456.3            287.5
                                                                   ---------        ---------         ---------        ---------

      Income before income taxes                                       20.5             15.1              66.5             44.0

Income taxes, excluding capital gains                                  (7.3)            (5.3)            (23.3)           (17.3)
Income taxes on capital gains (2)                                      (0.1)            (0.4)             (0.7)             1.8
Income tax benefit on early extinguishment of debt (2)                    -                -               0.6                -
Release of valuation allowance                                            -              1.6                 -              1.6


Total income taxes (1)                                                 (7.4)            (4.1)            (23.4)           (13.9)
                                                                   ---------        ---------         ---------        ---------

      NET INCOME                                                   $   13.1         $   11.0          $   43.1         $   30.1
                                                                   =========        =========         =========        =========

Per Share Data (Diluted):
      NET INCOME                                                   $   0.23         $   0.20          $   0.78         $   0.56
                                                                   =========        =========         =========        =========

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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                      THREE MONTHS ENDED                  YEAR ENDED
                                                         DECEMBER 31,                    DECEMBER 31,

Consolidated Operating Results by Segment            2003              2002          2003         2002
                                                     ----              ----          ----         ----
                                                           (UNAUDITED)
Career Agency                                      $  14.0         $  10.2       $   46.4      $  33.5
Senior Market Brokerage                               5.8              3.5           17.7         14.9
Administrative Services                               2.9              2.1           11.0          7.6

Corporate                                            (2.4)            (1.8)         (10.7)        (6.9)

Realized gains (losses)                               0.2              1.1            2.1         (5.1)
                                                   --------        --------       --------     --------


         Income before income taxes                $  20.5         $  15.1        $  66.5      $  44.0
                                                   --------        --------       --------     --------



Balance Sheet Data                                                        December 31, 2003     December 31, 2002
                                                                        --------------------- --------------------
Total Cash and Investments                                                   $   1,286.5          $     999.9
                                                                        --------------------- --------------------
Total Assets                                                                 $   1,781.4          $   1,401.7
                                                                        --------------------- --------------------
Total Policyholder Related Liabilities                                       $   1,251.1          $     993.7
                                                                        --------------------- --------------------
Total Outstanding Bank Debt                                                  $      38.2          $      50.8
                                                                        --------------------- --------------------
Trust Preferred Securities                                                   $      75.0          $      15.0
                                                                        --------------------- --------------------
Total Shareholders' Equity                                                   $     345.7          $     286.8
                                                                        --------------------- --------------------
Book Value per Common Share                                                  $      6.41          $       5.42
                                                                        --------------------- --------------------
Diluted Weighted Average Shares Outstanding YTD                                    55.0                  54.3
                                                                        --------------------- --------------------
NON-GAAP FINANCIAL MEASURES *
Total Shareholders' Equity (excluding FAS 115) *                             $    305.9           $      256.9
                                                                        --------------------- --------------------
Diluted Book Value per Common Share (excluding FAS 115) * (3)                $     5.55           $      4.77
                                                                        --------------------- --------------------
Debt to Total Capital Ratio * (4)                                                  9.1%                 15.7%
                                                                        --------------------- --------------------


* Non-GAAP Financial Measures - See supplemental tables on pages 9 and 10 of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1) The effective tax rates were 36.1% and 27.2% for the quarters ended December 31, 2003 and 2002, respectively and 35.2% and 31.6% for the year ended December 31, 2003 and 2002, respectively.

(2) Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.

(3) Diluted book value per share represents total Shareholders' Equity, excluding accumulated other comprehensive income ("FAS 115"), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4) The Debt to Total Capital Ratio is calculated as the ratio of the Total Outstanding Bank Debt to the sum of Shareholders' Equity excluding FAS 115 plus Total Outstanding Bank Debt plus Trust Preferred Securities.


                                     (more)


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
               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)


Universal American uses certain non-GAAP financial measures to evaluate the company's performance for the periods presented in this press release. These measures should not be considered an alternative to measurements required by GAAP. Because Universal American's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American's non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including a reconciliation to GAAP measures, are presented below.

TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)

                                                                              DECEMBER 31,      DECEMBER 31,
                                                                                2003               2002

Total stockholders' equity                                                    $   345.7         $   286.8
Less:  Accumulated other comprehensive income                                      39.8              29.9
                                                                              ----------        ----------

         TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)                       $  305.9          $   256.9
                                                                              ==========        ==========

Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of the company's business operations.


DILUTED BOOK VALUE PER COMMON SHARE
 (EXCLUDING FAS 115) (3)                                                     DECEMBER 31,       DECEMBER 31,
                                                                                2003               2002
Total stockholders' equity                                                    $  345.7          $   286.8
Proceeds from assumed exercises of vested options                                 15.2               12.6
                                                                              ----------        ----------
                                                                                 360.9              299.4
                                                                              ==========        ==========
Diluted common shares outstanding                                                 57.9               56.5
                                                                              ==========        ==========

         DILUTED BOOK VALUE PER COMMON SHARE (3)                              $    6.23         $    5.29
                                                                              ==========        ==========

Total stockholders' equity(excluding FAS 115)                                 $  305.9          $   256.9
Proceeds from assumed exercises of vested options                                 15.2               12.6
                                                                              ----------        ----------
                                                                                 321.1              269.5
                                                                              ==========        ==========
Diluted common shares outstanding                                                 57.9               56.5
                                                                              ==========        ==========

         DILUTED BOOK VALUE PER COMMON SHARE (EXCLUDING FAS 115) (3)          $    5.55         $     4.77
                                                                              ==========        ==========

As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of the company's business operations.

                                     (more)

               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)



DEBT TO TOTAL CAPITAL RATIO (4)
                                                                    DECEMBER 31,       DECEMBER 31,
                                                                        2003              2002
Total outstanding bank debt                                        $       38.2       $       50.8
                                                                    ============       ===========

Total stockholders' equity                                         $      345.7       $      286.8
Total outstanding bank debt                                                38.2               50.8
Total outstanding trust preferred securities                               75.0               15.0
                                                                    ------------       -----------
   Total Capital                                                   $      458.9       $      352.6
                                                                    ============       ===========

         DEBT TO TOTAL CAPITAL RATIO (4)                                   8.3%              14.4%
                                                                    ============       ===========

Total stockholders' equity (excluding FAS 115)                     $      305.9       $      256.9
Total outstanding bank debt                                                38.2               50.8
Total outstanding trust preferred securities                               75.0               15.0
                                                                    ------------       -----------
   Total Capital                                                   $      419.1       $      322.7
                                                                    ============       ===========

         DEBT TO TOTAL CAPITAL RATIO (4)                                   9.1%              15.7%
                                                                    ============       ===========


As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of the company's business operations.


                                 #### #### ####

CONTACT:                             - OR-           INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                                  The Equity Group Inc.
Executive Vice President &                           www.theequitygroup.com
Chief Financial Officer (914) 934-8820               Linda Latman (212) 836-9609
                                                     Sarah Torres (212) 836-9611



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